Exhibit 99.1

Amplify Energy Announces Fourth Quarter and Full-Year 2023 Results, Year-End 2023 Proved Reserves and Full-Year 2024 Guidance

HOUSTON, March 6, 2024 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the fourth quarter and full-year 2023, year-end 2023 proved reserves and guidance for full-year 2024.

Key Highlights

●	2024 strategic updates include:
o	Commenced the Beta development program, with the first well spud in March 2024
o	Initiated the previously announced Bairoil marketing process
●	During the fourth quarter of 2023, the Company:
o	Achieved average total production of 20.8 MBoepd
o	Generated net cash provided by operating activities of $28.4 million and net income of $43.6 million
o	Delivered Adjusted EBITDA of $25.2 million
o	Generated $14.4 million of free cash flow
●	For full-year 2023, the Company:
o	Achieved average total production of 20.5 MBoepd
o	Generated net cash provided by operating activities of $141.6 million and net income of $392.8 million
o	Delivered Adjusted EBITDA of $88.0 million
o	Generated $38.0 million of free cash flow
o	Reduced net-debt by approximately $95 million
●	Amplify’s year-end 2023 total proved reserves, utilizing Securities and Exchange Commission (“SEC”) pricing of $78.22/Bbl for oil and NGLs and $2.64/MMBtu for natural gas, totaled 98 million barrels of oil equivalent (MMBoe) and had a PV-10 value of approximately $757 million
o	At February 22, 2024 strip pricing, the Company’s year-end 2023 proved reserves had a PV-10 value of approximately $574 million
●	As of December 31, 2023, net debt was $94 million, consisting of $115 million outstanding under the revolving credit facility and $21 million of cash and cash equivalents
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.1x1
(1)Net debt as of December 31, 2023, and LTM Adjusted EBITDA as of the fourth quarter of 2023

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “I am proud of all we accomplished at Amplify in 2023, with the Company performing well both operationally and financially during the year. We returned Beta to production safely and effectively and have seen strong results with current average daily production exceeding pre-shutdown levels. We also formed a wholly owned subsidiary, Magnify Energy Services, to provide a variety of oilfield services to Amplify-operated wells, which allows us to better manage operating costs and operational risk. In late 2023, we began to see Magnify’s positive impact on our results, which we expect to increase in 2024. Further, we improved our balance sheet by reducing debt outstanding by approximately $95 million and established a new credit facility with a supportive bank group.”

Mr. Willsher added, “We believe 2024 has the potential to be a transformative year for the Company as we execute our strategic initiatives to develop the prolific Beta asset, further reduce leverage, and continue our focus on reducing operating costs. This year we are primarily allocating capital to high-return development opportunities at Beta, which are expected to enhance future cash flows, and toward completing the emission reduction projects at Beta, which will drive further cost efficiencies. Additionally, we recently initiated the marketing process of our assets in Bairoil, the potential sale of which will allow us to further reduce debt outstanding and provide us with the flexibility to accelerate our evaluation of return of capital alternatives. With both the Beta development program and the Bairoil marketing process underway, we are eager to capitalize on these opportunities, which we expect will deliver substantial value to our shareholders.”

2023 Year-End Proved Reserve Update

The Company’s estimated proved reserves at SEC pricing for year-end 2023 totaled 98 MMBoe, which consisted of 96 MMBoe of proved developed reserves and 2 MMBoe of proved undeveloped reserves. Total proved reserves were comprised of 42% oil, 20% NGLs, and 38% natural gas. Of the total proved reserves volumes, 30% are located in Oklahoma, 30% are in East Texas and Northern Louisiana, 24% are in Bairoil, 13% are at Beta, and 3% are in the Eagle Ford (Non-op).

At year-end 2023, Amplify’s proved reserves and proved developed reserves had PV-10 values of approximately $757 million and $716 million, respectively, using SEC pricing. Utilizing strip pricing as of February 22, 2024, the Company’s proved reserves and proved developed reserves had PV-10 values of approximately $574 million and $545 million, respectively.

	Estimated Net Proved Reserves
		% Oil	% Proved	Total Proved
Region	MMBoe	and NGL	Developed	PV-10
				(in millions)
Bairoil	23.5	100%	100%	$223
Beta	12.7	100%	91%	206
Oklahoma	29.5	48%	100%	172
East Texas/ North Louisiana	29.9	26%	100%	108
Eagle Ford (Non-op)	2.5	90%	68%	48
Total	98.1	61%	98%	$757

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.

Key Financial Results

During the fourth quarter of 2023, the Company reported net income of approximately $43.6 million compared to a net loss of $13.4 million in the prior quarter. The increase was primarily attributable to non-cash unrealized gains on commodity derivatives during the period.

Amplify generated $25.2 million of Adjusted EBITDA for the fourth quarter, an increase of approximately $5.7 million from $19.5 million in the prior quarter, principally due to lower lease operating expenses and slightly higher oil production.

Free cash flow was $14.4 million for the fourth quarter of 2023, an increase of 136% versus the prior quarter.

	Fourth Quarter	Third Quarter
$ in millions	2023	2023
Net income (loss)	$43.6	$(13.4)
Net cash provided by operating activities	$28.4	$18.0
Average daily production (MBoe/d)	20.8	20.6
Total revenues excluding hedges	$79.0	$76.8
Adjusted EBITDA (a non-GAAP financial measure)	$25.2	$19.5
Total capital	$7.1	$9.7
Free Cash Flow (a non-GAAP financial measure)	$14.4	$6.1

Revolving Credit Facility

As of December 31, 2023, Amplify had net debt of $94 million, consisting of $115 million outstanding under its revolving credit facility and $21 million of cash and cash equivalents. Net Debt to LTM Adjusted EBITDA was 1.1x (net debt as of December 31, 2023 and 4Q23 LTM Adjusted EBITDA). The next regularly scheduled borrowing base redetermination is expected to occur in the second quarter of 2024.

Corporate Production and Pricing Update

During the fourth quarter of 2023, average daily production was approximately 20.8 MBoepd, an increase of 1% from 20.6 MBoepd in the prior quarter. Beta production was 12% higher than the prior quarter, partially offsetting natural declines in other parts of our portfolio. The Company’s product mix for the quarter was 41% crude oil, 18% NGLs, and 41% natural gas. For the full-year 2023, the Company produced 20.5 Mboepd which was within our full-year guidance range.

	Three Months	Three Months
	Ended	Ended
	December 31, 2023	September 30, 2023
Production volumes - MBOE:
Bairoil	314	263
Beta	275	246
Oklahoma	506	536
East Texas / North Louisiana	731	754
Eagle Ford (Non-op)	84	98
Total - MBoe	1,910	1,897
Total - MBoe/d	20.8	20.6
% - Liquids	59%	56%

Total oil, natural gas and NGL revenues for the fourth quarter of 2023 were approximately $78.2 million, before the impact of derivatives, compared to $76.4 million in the prior quarter. The Company realized a loss on commodity derivatives of $3.2 million during the quarter. Oil and gas revenues, net of realized hedges, increased $1.8 million for the fourth quarter compared to the prior quarter, despite slightly lower oil and NGL prices net of hedges.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2023	2023	2023	2023	2023	2023
Average sales price exclusive of realized derivatives and certain deductions from revenue	$75.31	$78.45	$23.36	$24.89	$2.49	$2.27
Realized derivatives	(6.84)	(9.89)	—	—	0.46	0.66

Average sales price with realized derivatives exclusive of certain deductions from revenue	$68.47	$68.56	$23.36	$24.89	$2.95	$2.93
Certain deductions from revenue	—	—	(1.47)	(1.55)	0.01	0.01

Average sales price inclusive of realized derivatives and certain deductions from revenue	$68.47	$68.56	$21.89	$23.33	$2.96	$2.94

Costs and Expenses

Lease operating expenses in the fourth quarter of 2023 were approximately $34.6 million, or $18.14 per Boe, a $2.4 million decrease compared to third-quarter operating expenses. The Company also benefited from a $1.5 million accounting adjustment at Beta. For the full-year 2023, lease operating expenses were approximately $139.6 million, or $18.66 per Boe. Cost reduction efforts during the year allowed the Company to perform better than the mid-point of the guidance range. These efforts are expected to continue through 2024 and beyond.

Severance and Ad Valorem taxes in the fourth quarter were approximately $5.9 million, an increase of $1.0 million compared to $4.9 million in the prior quarter. Severance and Ad Valorem taxes as a percentage of revenue were approximately 7.6% this quarter compared to 6.5% in the previous quarter. For the full-year 2023, Severance and Ad Valorem taxes were approximately $21.3 million, or 7.4% as a percentage of revenue, which was lower than the mid-point of our guidance range.

Amplify incurred $5.1 million, or $2.66 per Boe, of gathering, processing and transportation expenses in the fourth quarter, compared to $5.0 million, or $2.63 per Boe, in the previous quarter. For the full-year 2023, gathering, processing and transportation expenses were approximately $20.8 million, or $2.78 per Boe, and were lower than the mid-point of our guidance range.

Fourth quarter Cash G&A expenses were $6.2 million, a decrease of $0.3 million from $6.5 million in the prior quarter. For the full-year 2023, Cash G&A expenses were $26.4 million, or $3.53 per Boe, and were within our guidance range.

Depreciation, depletion and amortization expense for the fourth quarter totaled $7.6 million, or $4.00 per Boe, compared to $7.5 million, or $3.95 per Boe, in the prior quarter.

Net interest expense was $3.8 million this quarter, a decrease of $0.7 million from $4.5 million in the prior quarter.

Amplify recorded current income tax benefit of $2.3 million for the fourth quarter. In 2023, Amplify incurred approximately $4.8 million in cash income taxes. Going forward we expect to continue maintaining a cash income tax paying position.

Capital Investment Update

Cash capital investment during the fourth quarter of 2023 was approximately $7.1 million, a $2.6 million decrease from $9.7 million in the prior quarter. The majority of capital investment in the fourth quarter related to workover and facility projects at Beta. Also in the fourth quarter, the Company farmed out deep rights in certain acreage in East Texas for receipts of $1.2 million, which is reflected as a reduction to capital investments. For the full-year 2023, Amplify’s capital investments totaled $33.7 million, which was lower than the midpoint of our guidance. Capital was primarily directed to well workover projects, along with emissions and cost reducing facility projects at Beta.

The following table details Amplify’s capital incurred during the fourth quarter and full-year 2023:

	Fourth Quarter	Full-Year
	2023 Capital	2023 Capital
	($ MM)	($ MM)
Bairoil	$(0.1)	$3.5
Beta	$7.7	$19.0
Oklahoma	$0.5	$4.7
East Texas / North Louisiana	$(1.2)	$(0.6)
Eagle Ford (Non-op)	$0.2	$7.1
Total Capital Invested	$7.1	$33.7

2024 Operations & Development Plan

The following table details Amplify’s 2024 projected capital investments of $50 – $60 million:

Capital Investment by Type (% of Total):
Beta Development	40%
Beta Facility	26%
Workovers & Other Facilities	29%
Non-op Development	5%
Total Capital Investments:	100%

Amplify’s 2024 operations and development plan is designed to further unlock the underlying value of the Company’s assets. We intend to do this by executing a limited development program and completing the large facility projects at Beta, executing on low-cost, high-return workover projects, and continuing to reduce operating costs through cost saving initiatives utilizing Magnify Energy Services.

In the first quarter of 2024, Amplify initiated the previously announced four-well development program at Beta. If successful, the program is expected to yield substantial upside for the Company and bolster long-term profitability and operating margins. Initial production results for the first two wells are expected in the second quarter of 2024, with the final two wells coming online in the fourth quarter. At current oil prices, these wells project IRRs in excess of 100% and expected paybacks of less than one year. Additionally, the Company is deploying capital to facility projects at Beta which will improve operational efficiencies, reduce power expenses and significantly reduce emissions. By the end of 2024, the Company expects to see an increase in oil production and a lower cost structure at Beta which will materially increase the long-term value of the asset.

At Bairoil, we continue to focus on enhancing water-alternating-gas injection performance through targeted well recompletions and conversions, which helps offset the asset’s nominal production declines. Furthermore, prior facility investments and enhanced  operational efficiencies have enabled the Company to reduce the frequency of planned maintenance turnarounds, which will substantially reduce capital costs and production downtime.

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile by managing production through an active workover program, artificial lift enhancements, extending well run-times and continuing to reduce operating costs.

In East Texas, we continue to focus on prudent management of the field, such as optimizing field compression, artificial lift enhancement, and equipment insourcing, which is expected to improve the production profile and lower lease operating costs. Should natural gas prices improve throughout the year, the Company has the ability to opportunistically exploit additional workover opportunities and participate in non-operated development prospects in the basin.

In August 2023, we formed Magnify Energy Services to in-source specific oilfield services to improve service reliability and to reduce overall operating expenses for the Company. For 2023, Magnify added $0.5 million to Adjusted EBITDA. In 2024, we expect to invest $1.0 million of capital in Magnify, which is projected to generate approximately $2 – $3 million of Adjusted EBITDA and to partially offset operating expenses.

In the Eagle Ford, Amplify expects to participate in approximately 0.5 – 1.0 net non-operated wells with highly accretive returns, which are currently scheduled to be drilled in late 2024 and completed in the first half of 2025.

Full-Year 2024 Guidance

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2024 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $75/Bbl (WTI) and natural gas of $2.50/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Additionally, the Company expects to invest 85% to 95% of its capital in the first three quarters of the year primarily in connection with the Beta development program.

A summary of the guidance is presented below:

	FY 2024E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.0	—	8.9
NGL (MBbls/d)	3.0	—	3.3
Natural Gas (MMcf/d)	47.0	—	52.5
Total (MBoe/d)	19.0	—	21.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(2.75)	—	$(3.50)
NGL Realized Price (% of WTI NYMEX)	27%	—	30%
Natural Gas Realized Price (% of Henry Hub)	85%	—	92%

Other Revenue
Magnify Energy Services ($ MM)	$2	—	$4

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.90
NGL ($ / Bbl)	$2.75	—	$3.75
Natural Gas ($ / Mcf)	$0.55	—	$0.75
Total ($ / Boe)	$2.30	—	$2.90

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.5%	—	7.5%
Cash General and Administrative ($ / Boe) (2)(3)	$3.30	—	$3.80

Adjusted EBITDA ($ MM) (2)(3)	$90	—	$110
Cash Interest Expense ($ MM)	$10	—	$15
Capital Expenditures ($ MM)	$50	—	$60
Free Cash Flow ($ MM) (2)(3)	$20	—	$40

(1) Includes production, ad valorem and franchise taxes
(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $4 - $8 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for January 2024 through December 2026, as of March 6, 2024:

	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	662,500	675,000	291,667
Weighted Average Fixed Price ($)	3.72	$3.74	$3.72

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	627,083	500,000	291,667
Weighted Average Ceiling Price ($)	$4.32	$4.10	$4.10
Weighted Average Floor Price ($)	$3.43	$3.50	$3.50

Oil Swaps:
Average Monthly Volume (Bbls)	73,333	53,000	30,917
Weighted Average Fixed Price ($)	$73.39	$70.68	$70.68

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	102,000	59,500
Weighted Average Ceiling Price ($)	$80.20	$80.20
Weighted Average Floor Price ($)	$70.00	$70.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2023, which Amplify expects to file with the SEC on March 7, 2024.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 343-5172 at least 15 minutes before the call begins and providing the Conference ID: AEC4Q23. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 28240256.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, the Israel-Hamas war and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets and effects of inflation; and the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt, PV-10 and Cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expenses; depreciation, depletion and amortization; accretion of asset retirement obligations; gains or losses on commodity derivatives; cash settlements received on or paid expired commodity derivatives; amortization of gains associated with terminated commodity derivatives; acquisition and divestiture related costs; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident loss; pipeline incident settlement; LOPI-timing differences; litigation settlement; and net operating cash flows, effective date to closing for acquisitions. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

PV-10. PV-10 is a non-GAAP financial measure that represents the present value of estimated future cash inflows from proved oil and natural gas reserves that are calculated using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows. The most directly comparable GAAP measure to PV-10 is standardized measure. PV-10 differs from standardized measure in its treatment of estimated future income taxes, which are excluded from PV-10. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure as defined under GAAP.

The Company also presents PV-10 at strip pricing, which is PV-10 adjusted for price sensitivities. As GAAP does not prescribe a comparable GAAP measure for PV-10 of reserves adjusted for pricing sensitivities, it is not practicable for us to reconcile PV-10 at strip pricing to a standardized measure or any other GAAP measure.

Cash G&A. Amplify defines Cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to Cash G&A is total G&A expenses.

Contacts

Jim Frew − Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan − Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Revenues:
Oil and natural gas sales	$78,191	$76,403
Other revenues	794	367
Total revenues	78,985	76,770

Costs and Expenses:
Lease operating expense	34,641	37,083
Pipeline incident loss	4,299	559
Gathering, processing and transportation	5,073	4,984
Exploration	17	—
Taxes other than income	5,908	4,942
Depreciation, depletion and amortization	7,635	7,489
General and administrative expense	8,437	8,255
Accretion of asset retirement obligations	2,029	2,005
Realized (gain) loss on commodity derivatives	3,191	3,232
Unrealized (gain) loss on commodity derivatives	(47,905)	20,096
Other, net	315	449
Total costs and expenses	23,640	89,094

Operating Income (loss)	55,345	(12,324)

Other Income (Expense):
Interest expense, net	(3,811)	(4,470)
Other income (expense)	80	124
Total Other Income (Expense)	(3,731)	(4,346)

Income (loss) before reorganization items, net and income taxes	51,614	(16,670)

Income tax benefit (expense) - current	2,298	(1,441)
Income tax benefit (expense) - deferred	(10,334)	4,708
Net income (loss)	$43,578	$(13,403)

Earnings per share:
Basic and diluted earnings (loss) per share	$1.07	$(0.34)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Oil and natural gas revenue:
Oil Sales	$58,883	$57,214
NGL Sales	7,460	7,777
Natural Gas Sales	11,848	11,412
Total oil and natural gas sales - Unhedged	$78,191	$76,403

Production volumes:
Oil Sales - MBbls	782	729
NGL Sales - MBbls	341	334
Natural Gas Sales - MMcf	4,726	5,006
Total - MBoe	1,910	1,897
Total - MBoe/d	20.8	20.6

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$75.31	$78.45
NGL - per Bbl	$21.89	$23.33
Natural gas - per Mcf	$2.51	$2.28
Total - per Boe	$40.93	$40.28

Average unit costs per Boe:
Lease operating expense	$18.14	$19.54
Gathering, processing and transportation	$2.66	$2.63
Taxes other than income	$3.09	$2.60
General and administrative expense	$4.42	$4.35
Depletion, depreciation, and amortization	$4.00	$3.95

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	December 31, 2023	September 30, 2023
Production volumes - MBOE
Bairoil	314	263
Beta	275	246
Oklahoma	506	536
East Texas / North Louisiana	731	754
Eagle Ford (Non-op)	84	98
Total - MBOE	1,910	1,897
Total - MBoe/d	20.8	20.6
% - Liquids	59%	56%

Lease operating expense - $M
Bairoil	$12,805	$12,107
Beta	9,444	11,902
Oklahoma	4,592	5,022
East Texas / North Louisiana	6,024	6,397
Eagle Ford (Non-op)	1,776	1,655
Total Lease operating expense:	$34,641	$37,083

Capital expenditures - $M
Bairoil	$(79)	$3,340
Beta	7,676	4,742
Oklahoma	524	955
East Texas / North Louisiana	(1,191)	293
Eagle Ford (Non-op)	172	368
Total Capital expenditures:	$7,102	$9,698

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Assets
Cash and Cash Equivalents	$20,746	$6,387
Accounts Receivable	39,096	47,864
Other Current Assets	38,341	24,003
Total Current Assets	$98,183	$78,254

Net Oil and Gas Properties	$346,741	$346,896
Other Long-Term Assets	292,750	291,955
Total Assets	$737,674	$717,105

Liabilities
Accounts Payable	$23,616	$18,708
Accrued Liabilities	50,871	55,354
Other Current Liabilities	21,944	34,195
Total Current Liabilities	$96,431	$108,257

Long-term Debt	$115,000	$120,000
Asset Retirement Obligation	122,001	119,856
Other Long-Term Liabilities	13,206	22,955
Total Liabilities	$346,638	$371,068

Shareholders' Equity
Common Stock & APIC	$435,488	$434,067
Accumulated Earnings (Deficit)	(44,452)	(88,030)
Total Shareholders' Equity	$391,036	$346,037

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Net cash provided by (used in) operating activities	$28,362	$18,007
Net cash provided by (used in) investing activities	(8,637)	(8,816)
Net cash provided by (used in) financing activities	(5,366)	(4,669)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$28,362	$18,007
Changes in working capital	(10,961)	(4,985)
Interest expense, net	3,811	4,470
Cash settlements received on terminated commodity derivatives	—	(658)
Amortization of gain associated with terminated commodity derivatives	658	—
Amortization and write-off of deferred financing fees	(301)	(908)
Exploration costs	17	—
Acquisition and divestiture related costs	3	216
Plugging and abandonment cost	558	1,153
Current income tax expense (benefit)	(2,298)	1,441
Pipeline incident loss	4,299	559
Other	1,042	188
Adjusted EBITDA:	$25,190	$19,483

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$25,190	$19,483
Less: Cash interest expense	3,660	3,642
Less: Capital expenditures	7,102	9,698
Free Cash Flow:	$14,428	$6,143

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	December 31, 2022
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$141,590	$64,485
Changes in working capital	(8,517)	(14,812)
Interest expense, net	17,719	14,101
Gain (loss) on interest rate swaps	—	935
Cash settlements paid (received) on interest rate swaps	—	(311)
Cash settlements received on terminated commodity derivatives	(658)	—
Amortization of gain associated with terminated commodity derivatives	658	—
Amortization and write-off of deferred financing fees	(1,980)	(649)
Exploration costs	57	57
Acquisition and divestiture related costs	219	41
Plugging and abandonment cost	2,239	1,829
Current income tax expense (benefit)	4,817	111
Pipeline incident loss	19,981	11,277
Pipeline incident settlement	—	12,000
LOPI- timing difference	(4,636)	4,636
Litigation settlement	(84,875)	—
Other	1,418	122
Adjusted EBITDA:	$88,032	$93,822

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$88,032	$93,822
Less: Cash interest expense	16,263	14,402
Less: Capital expenditures	33,744	35,797
Free Cash Flow:	$38,025	$43,623

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	September 30, 2023
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$43,578	$(13,403)
Interest expense, net	3,811	4,470
Income tax expense (benefit) - current	(2,298)	1,441
Income tax expense (benefit) - deferred	10,334	(4,708)
Depreciation, depletion and amortization	7,635	7,489
Accretion of asset retirement obligations	2,029	2,005
(Gains) losses on commodity derivatives	(44,714)	23,328
Cash settlements received (paid) on expired commodity derivative instruments	(3,191)	(3,890)
Amortization of gain associated with terminated commodity derivatives	658	—
Acquisition and divestiture related costs	3	216
Share-based compensation expense	1,672	1,327
Exploration costs	17	—
Loss on settlement of AROs	315	449
Bad debt expense	—	12
Pipeline incident loss	4,299	559
Other	1,042	188
Adjusted EBITDA:	$25,190	$19,483

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$25,190	$19,483
Less: Cash interest expense	3,660	3,642
Less: Capital expenditures	7,102	9,698
Free Cash Flow:	$14,428	$6,143

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2023	December 31, 2022
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$392,750	$57,875
Interest expense, net	17,719	14,101
Income tax expense (benefit) - current	4,817	111
Income tax expense (benefit) - deferred	(253,796)	—
Depreciation, depletion and amortization	28,004	23,950
Accretion of asset retirement obligations	7,951	7,081
(Gains) losses on commodity derivatives	(40,343)	106,937
Cash settlements received (paid) on expired commodity derivative instruments	(8,273)	(148,239)
Amortization of gain associated with terminated commodity derivatives	658	—
Acquisition and divestiture related costs	219	41
Share-based compensation expense	5,280	3,086
Exploration costs	57	57
Loss on settlement of AROs	1,003	908
Bad debt expense	98	1
Pipeline incident loss	19,981	11,277
Pipeline incident settlement	—	12,000
LOPI-timing difference	(4,636)	4,636
Litigation settlment	(84,875)	—
Other	1,418	—
Adjusted EBITDA:	$88,032	$93,822

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$88,032	$93,822
Less: Cash interest expense	16,263	14,402
Less: Capital expenditures	33,744	35,797
Free Cash Flow:	$38,025	$43,623

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2023	September 30, 2023
General and administrative expense	$8,437	$8,255
Less: Share-based compensation expense	1,672	1,327
Less: Acquisition and divestiture costs	3	216
Less: Bad debt expense	—	12
Less: Severance payments	590	188
Total Cash General and Administrative Expense	$6,172	$6,512

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s)	December 31, 2023	December 31, 2022
General and administrative expense	$32,984	$30,164
Less: Share-based compensation expense	5,280	3,086
Less: Acquisition and divestiture costs	219	41
Less: Bad debt expense	98	1
Less: Severance payments	965	—
Total Cash General and Administrative Expense	$26,422	$27,036

	As of	As of
	December 31,	December 31,
	2023	2022
Standardized measure of future net cash flows, discounted at 10% ($M)	$626,131	$1,337,956
Add: PV of future income tax, discounted at 10% ($M)	130,882	311,412
PV-10 ($M)	$757,013	$1,649,368